Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CDW CORPORATION

FIRST: The name of the Corporation is CDW Corporation (hereinafter the “Corporation”).

SECOND: The registered agent of the Corporation is Illinois Corporation Service Company. The address of its registered office in the State of Illinois is 801 Adlai Stevenson Drive, Springfield, Illinois 62703.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be incorporated under the Illinois Business Corporation Act, as amended (hereinafter the “IBCA”).

FOURTH: The aggregate number of shares of stock that the Corporation is authorized to issue is One Thousand (1,000) shares of common stock, par value of $.01 per share (the “Common Stock”).

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2) The board of directors shall have power, without the assent or vote of the shareholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3) The directors, in their discretion, may submit any contract or act for approval or ratification at any annual meeting of the shareholders for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the outstanding shares of stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of any director’s interest, or for any other reason.

(4) In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Illinois, of these Articles, and to any by-laws from time to time made by the shareholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH: The Corporation shall, to the full extent permitted by Section 8.75 of the Illinois Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

SEVENTH: To the fullest extent permitted by the IBCA, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages, for breach of his fiduciary duty as a director; provided, that nothing herein shall be construed to eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (c) under Section 8.65 of the Illinois Business Corporation Act, as amended, or (d) for any transaction from which the director derived an improper personal benefit.

(1) Nature of Indemnity. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the IBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all cost, expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (2) of this Article Seventh, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article Seventh shall be a contract right and, subject to paragraphs (2) and (4) of this Article Seventh, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect and exclusions as the foregoing indemnification of directors and officers.

(2) Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under paragraph (1) of this Article Seventh or advance of expenses under paragraph (4) of this Article Seventh shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Seventh is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Seventh shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the IBCA for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the IBCA, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Seventh.

(4) Expenses. Expenses incurred by any person described in paragraph (1) of this Article Seventh in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(5) Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Seventh and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

(6) Contract Rights. The provisions of this Article Seventh shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Seventh and the relevant provisions of the IBCA or other applicable law are in effect, and any repeal or modification of this Article Seventh or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

(7) Merger or Consolidation. For purposes of this Article Seventh, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Seventh with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(8) Repeal or Modification. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(9) Non-exclusivity of Article Seventh. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Seventh shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the articles of incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power.

NINTH: Except as otherwise provided in these Articles of Incorporation or in the by-laws of the Corporation, the holders of a majority of the outstanding shares of stock of the Corporation are authorized to take any action which, but for this provision, would require the vote or other action of the holders of more than a majority of such shares.

TENTH: No holder of any class of shares of stock of the Corporation shall, as such holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, whether now or hereafter authorized, whether unissued or in treasury; or to purchase any obligations convertible into shares of any class of stock of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

ELEVENTH: No holder of shares of any class of the stock of the Corporation shall have the right to cumulate his voting power in the election of the Board of Directors and the right to cumulate voting described in Illinois Business Corporation Act, as amended, is hereby specifically denied to the holders of shares of the Corporation.

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